EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-101800 and 333-110398 on Form S-3 of our report dated February 25, 2005, related to the financial statements and financial statement schedule of MidAmerican Energy Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to MidAmerican Energy Company changing its accounting policy for asset retirement obligations in 2003), appearing in this Annual Report on Form 10-K of MidAmerican Energy Company for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Des Moines, Iowa
February 25, 2005